    Exhibit 99.1
Uber Announces Results for Second Quarter 2023

Gross Bookings grew 16% year-over-year and 18% year-over-year on a constant currency basis
Net income of $394 million; Income from operations of $326 million; Adjusted EBITDA margin at all-time high
Operating cash flow of $1.2 billion; Record quarterly free cash flow of $1.1 billion

SAN FRANCISCO – August 1, 2023 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended June 30, 2023.
Financial Highlights for Second Quarter 2023
•Gross Bookings grew 16% year-over-year (“YoY”) to $33.6 billion, or 18% on a constant currency basis, with Mobility Gross Bookings of $16.7 billion (+25% YoY or +28% YoY constant currency) and Delivery Gross Bookings of $15.6 billion (+12% YoY or +14% YoY constant currency). Trips during the quarter grew 22% YoY to 2.3 billion, or approximately 25 million trips per day on average.
•Revenue grew 14% YoY to $9.2 billion, or 17% on a constant currency basis.
•Income from operations was $326 million, up $1.0 billion YoY and $588 million quarter-over-quarter (“QoQ”).
•Net income attributable to Uber Technologies, Inc. was $394 million, which includes a $386 million benefit (pre-tax) primarily due to net unrealized gains related to the revaluation of Uber’s equity investments.
•Adjusted EBITDA of $916 million, up $552 million YoY. Adjusted EBITDA margin as a percentage of Gross Bookings was 2.7%, up from 1.3% in Q2 2022. Incremental margin as a percentage of Gross Bookings was 12.2% YoY.
•Net cash provided by operating activities was $1.2 billion and free cash flow, defined as net cash flows from operating activities less capital expenditures, was $1.1 billion.
•Unrestricted cash, cash equivalents, and short-term investments were $5.5 billion at the end of the second quarter.

“Robust demand, new growth initiatives, and continued cost discipline resulted in an excellent quarter, with trips up 22% and a GAAP operating profit, for the first time in Uber’s history,” said Dara Khosrowshahi, CEO. “These results also translated into strong driver and courier engagement, with 6 million drivers and couriers earning a record $15.1 billion during the quarter.”

“The unique power of the Uber platform and the team’s relentless focus on profitable growth was on full display in Q2, with record profitability and over $1 billion of quarterly free cash flow,” said Nelson Chai, CFO. “I’m incredibly proud of the progress we’ve made, and Uber is well positioned to drive tremendous value for shareholders in the coming years.”

Outlook for Q3 2023
For Q3 2023, we anticipate:
•Gross Bookings of $34.0 billion to $35.0 billion
•Adjusted EBITDA of $975 million to $1.025 billion

Financial and Operational Highlights for Second Quarter 2023

	Three Months Ended June 30,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	122	137	12%
Trips	1,872	2,282	22%
Gross Bookings	$29,078	$33,601	16%	18%
Revenue	$8,073	$9,230	14%	17%
Income (loss) from operations	$(713)	$326	**
Net income (loss) attributable to Uber Technologies, Inc. (2)	$(2,601)	$394	**
Adjusted EBITDA (1)	$364	$916	152%
Net cash provided by operating activities	$439	$1,190	171%
Free cash flow (1)	$382	$1,140	198%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Q2 2022 net loss includes a $1.7 billion net headwind (pre-tax) from revaluations of Uber’s equity investments. Q2 2023 net income includes a $386 million net benefit (pre-tax) from revaluations of Uber’s equity investments.
** Percentage not meaningful.
Results by Offering and Segment
Gross Bookings

	Three Months Ended June 30,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$13,364	$16,728	25%	28%
Delivery	13,876	15,595	12%	14%
Freight	1,838	1,278	(30)%	(31)%
Total	$29,078	$33,601	16%	18%

Revenue

	Three Months Ended June 30,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency)

Revenue:
Mobility (1)	$3,553	$4,894	38%	40%
Delivery (2)	2,688	3,057	14%	17%
Freight	1,832	1,279	(30)%	(30)%
Total	$8,073	$9,230	14%	17%
(1) Mobility Revenue in Q2 2022 and Q2 2023 benefited from business model changes in the UK by $1.1 billion and $1.4 billion, respectively. Additionally, Mobility Revenue in Q2 2022 was adversely impacted by a $97 million accrual made for the resolution of historical claims in the UK relating to the classification of drivers.
(2) Delivery Revenue in Q2 2022 and Q2 2023 benefited from business model changes in some countries that classify certain payments and incentives as cost of revenue by $711 million and $618 million, respectively. Delivery Revenue in Q2 2023 was also negatively impacted by business model changes that classified certain sales and marketing costs as contra revenue by $114 million.

Take Rates

	Three Months Ended June 30,
	2022	2023

Mobility (1)	26.6%	29.3%
Delivery (2)	19.4%	19.6%
(1) Mobility Take Rate in Q2 2022 and Q2 2023 includes a net benefit from business model changes in the UK of 810 bps in each period. Additionally, Mobility Take Rate in Q2 2022 was adversely impacted by 70 bps for an accrual made for the resolution of historical claims in the UK relating to the classification of drivers.
(2) Delivery Take Rate in Q2 2022 and Q2 2023 benefited from business model changes in some countries that classify certain payments and incentives as cost of revenue by 510 bps and 400 bps, respectively. Delivery Take Rate in Q2 2023 was also negatively impacted by business model changes that classified certain sales and marketing costs as contra revenue by 70 bps.

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended June 30,
(In millions, except percentages)	2022	2023	% Change

Segment Adjusted EBITDA:
Mobility	$771	$1,170	52%
Delivery	99	329	232%
Freight	5	(14)	**
Corporate G&A and Platform R&D (1)	(511)	(569)	(11)%
Adjusted EBITDA (2)	$364	$916	152%
(1) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(2) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.

Revenue by Geographical Region

	Three Months Ended June 30,
(In millions, except percentages)	2022	2023	% Change

United States and Canada ("US&CAN") (1)	$4,936	$5,129	4%
Latin America ("LatAm")	481	627	30%
Europe, Middle East and Africa ("EMEA") (2)	1,846	2,412	31%
Asia Pacific ("APAC")	810	1,062	31%
Total	$8,073	$9,230	14%
(1) US&CAN Revenue in Q2 2023 was adversely impacted by 20 percentage points attributed to a 30% YoY decline in Freight Revenue.
(2) EMEA Revenue in Q2 2022 and Q2 2023 benefited from Mobility business model changes in the UK by $1.1 billion and $1.4 billion, respectively. Additionally, EMEA Revenue in Q2 2022 was adversely impacted by a $97 million accrual made for the resolution of historical claims in the UK relating to the classification of drivers.

Financial Highlights for the Second Quarter 2023 (continued)
Mobility
•Gross Bookings of $16.7 billion: Mobility Gross Bookings grew 28% YoY on a constant currency basis. On a sequential basis, Mobility Gross Bookings grew 12% QoQ.
•Revenue of $4.9 billion: Mobility Revenue grew 38% YoY and 13% QoQ. The YoY increase was primarily attributable to an increase in Mobility Gross Bookings due to an increase in Trip volumes. Mobility Take Rate of 29.3% increased 270 bps YoY and increased 40 bps QoQ. The UK business model change impacting revenue represented an 810 bps net benefit to Take Rate in the quarter.
•Adjusted EBITDA of $1.2 billion: Mobility Adjusted EBITDA increased $399 million YoY and $110 million QoQ. Mobility Adjusted EBITDA margin was 7.0% of Gross Bookings compared to 5.8% in Q2 2022 and 7.1% in Q1 2023. Mobility Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volume.
Delivery
•Gross Bookings of $15.6 billion: Delivery Gross Bookings grew 14% YoY on a constant currency basis. On a sequential basis, Delivery Gross Bookings grew 4% QoQ.
•Revenue of $3.1 billion: Delivery Revenue grew 14% YoY and declined 1% QoQ. Take Rate of 19.6% grew 20 bps YoY and decreased 100 bps QoQ. Business model changes in some countries that classify certain payments and incentives as cost of revenue and sales and marketing costs as contra revenue benefited Delivery Take Rate by a net 330 bps in the quarter (compared to 510 bps benefit in Q2 2022 and 430 bps benefit in Q1 2023).
•Adjusted EBITDA of $329 million: Delivery Adjusted EBITDA grew $230 million YoY and $41 million QoQ, driven by higher volumes and increased Advertising revenue, as well as decreased marketing costs. Delivery Adjusted EBITDA margin as a percentage of Gross Bookings reached 2.1%, compared to 0.7% in Q2 2022 and 1.9% in Q1 2023.
Freight
•Revenue of $1.3 billion: Freight Revenue declined 30% YoY and 9% QoQ driven by lower revenue per load and volume, both a consequence of the challenging freight market cycle.
•Adjusted EBITDA loss of $14 million: Freight Adjusted EBITDA declined $19 million YoY and increased $9 million QoQ. Freight Adjusted EBITDA margin as a percentage of Gross Bookings declined 140 bps YoY and increased 50 bps QoQ to (1.1)%.
Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $569 million, compared to $511 million in Q2 2022, and $564 million in Q1 2023. Corporate G&A and Platform R&D as a percentage of Gross Bookings decreased 10 bps YoY and QoQ due to cost control and improved fixed cost leverage.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue equaled non-GAAP cost of revenue and was $5.5 billion, representing 16.4% of Gross Bookings, compared to 17.7% and 16.7% in Q2 2022 and Q1 2023, respectively. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings decreased due to improved cost leverage with Gross Bookings growth outpacing cost of revenue growth.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the “Reconciliations of Non-GAAP Measures” section):
◦Operations and support: GAAP operations and support was $664 million. Non-GAAP operations and support was $616 million, representing 1.8% of Gross Bookings, compared to 2.0% and 1.9% in Q2 2022 and Q1 2023, respectively. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦Sales and marketing: GAAP sales and marketing was $1.2 billion. Non-GAAP sales and marketing was $1.2 billion, representing 3.5% of Gross Bookings, compared to 4.1% and 3.9% in Q2 2022 and Q1 2023, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings decreased due to a business model change that classified certain sales and marketing costs as contra revenue. Additionally, Gross Bookings mix shifted towards Mobility, which carry lower associated sales and marketing costs.
◦Research and development: GAAP research and development was $808 million. Non-GAAP research and development was $488 million, representing 1.5% of Gross Bookings, compared to 1.5% in both Q2 2022 and Q1

2023. As a percentage of Gross Bookings, non-GAAP research and development remained flat on a YoY and QoQ basis.
◦General and administrative: GAAP general and administrative was $491 million. Non-GAAP general and administrative was $503 million, representing 1.5% of Gross Bookings, compared to 1.6% in both Q2 2022 and Q1 2023. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
Operating Highlights for the Second Quarter 2023
Platform
•Monthly Active Platform Consumers (“MAPCs”) reached 137 million: MAPCs grew 12% YoY and 5% QoQ to 137 million, driven by continued improvement in consumer activity for our Mobility offerings.
•Trips of 2.3 billion: Trips on our platform grew 22% YoY and 7% QoQ, driven by both Mobility and Delivery growth. Both Mobility and Delivery trips were up QoQ. Monthly trips per MAPC grew 9% YoY to 5.6.
•Supporting earners: Drivers and couriers earned an aggregate $15.1 billion (including tips) during the quarter, with earnings up 17% YoY, or 19% on a constant currency basis.
•Membership: Launched Uber One, our single cross-platform membership program, in Costa Rica, South Africa and Sri Lanka. Uber One is now available across 15 countries.
•Advertising: Launched video ads on Uber, Uber Eats, Drizly and in-car tablets. In addition, expanded our advertising formats with the addition of Sponsored Items opportunities for CPG brands on Uber Eats. Further, announced a data collaboration with Omnicom Media Group in the US, strengthening the unique ad buying offering of mobility and retail media inventory on Uber. Active advertising merchants during the quarter exceeded 400K. Our revenue run-rate from Advertising exceeded $650 million.
•Waymo partnership: Announced a multi-year strategic partnership to make the Waymo Driver available on the Uber platform, starting in Phoenix, AZ. The integration will launch publicly later this year with a set number of Waymo vehicles and will include local deliveries and ride-hailing trips.
•Family profiles with teen accounts: Updated Family profiles – across mobility and delivery apps – and launched teen accounts, enabling parents to invite teens ages 13-17 years old to create a specialized account through their family profile that can be used to request rides and order food. Teen accounts have built-in safety features, including PIN verification, live trip tracking, and access to Uber’s Safety Line, to help keep teens safe while on the go.
Mobility
•Uber Reserve features: Launched new Reserve features to create an even more seamless experience for riders and earners, including new functionality for riders to reserve a car seat or pet friendly ride, improved reliability, and new earner features to make it easier to find Reserve trips in app.
•Hailables: Launched Uber Taxi in several new cities across Taiwan, Italy, Turkey and Ireland; and expanded Uber Moto, our bike taxi product, to additional cities in Argentina.
•UberX Share expansion: Launched UberX Share in 18 additional US markets, bringing the offering to over 50 markets globally and making it the most widely-available shared rides product in the world.
•Ford flexible lease pilot: Expanded our pilot program with Ford to offer EV flexible leases on Ford Mustang Mach-E models to drivers on the Uber platform in San Diego, San Francisco and Los Angeles. The pilot is the first of its kind between an automaker and rideshare network, furthering both companies’ electrification and emissions goals.
•UK Uber Travel expansion: Announced a new UK feature which allows UK users to book flights directly in the Uber app. Flights on Uber join existing UK transport options including Uber Rides, Uber Boat, international and intercity trains and buses.
•Uber Carshare North America expansion: Announced that Uber Carshare will expand to North America in the coming months, beginning first with launches in Boston and Toronto.
Delivery
•Domino’s first US third party delivery app partnership: In July, entered into a new global agreement with Domino’s, which allows US customers to order Domino’s products through the Uber Eats and Postmates apps with delivery by the trained delivery experts of Domino’s and its franchisees. This agreement will also create the opportunity to unify Domino’s international markets under a single master agreement that leverages the global scale of both brands.

•Group Grocery orders: Launched our Group Grocery product globally, making it easier than ever to invite participants to add items, set deadlines of when to order by, and automatically split bills.
•Delivering a greener future: Expanded our sustainability commitment to include Delivery, with goals to reduce unnecessary packaging waste and delivery trip emissions globally to zero by 2030 and 2040, respectively. Launched and expanded partnerships increasing access to sustainable packaging and zero-emission vehicles around the world.
•Autonomous delivery update: Unveiled our commercial agreement to allow for Serve to deploy up to 2,000 AI-powered sidewalk delivery robots on Uber Eats across multiple US markets. In addition, expanded our partnership with Cartken to include deliveries via automated robots in Fairfax, Virginia.
•Hands-free order tracking with Amazon Alexa: Announced that consumers can now experience hands-free order tracking via Amazon’s voice assistant, Alexa, to track the status of Uber Eats restaurant orders in the US.
Freight
•Increasing engagement with existing and new shippers: Secured significant international service expansions from existing Transportation Management customers seeking better global connectivity and visibility, including Eaton and Chicken of the Sea. Additionally, Uber Freight’s brokerage services welcomed several new customers, including Kimberly-Clark and a top five global food service company.
Corporate
•Upsized Revolving Credit Facility: On July 28, 2023, we entered into a Joinder Agreement to our Revolving Credit Facility to add an incremental revolving loan lender and increase the available commitments under the Revolving Credit Facility by an aggregate principal amount of $250 million. The agreement brings the total revolver capacity to approximately $2.5 billion. There were no changes to the pricing or maturity of the Revolving Credit Facility.

Recent Developments
•CFO Transition: The Company announced that Nelson Chai, Chief Financial Officer, will leave the Company on January 5, 2024. A search for his replacement is underway.
•UK VAT assessment: In June 2023, the UK Tax Authorities (“HMRC”) disputed the amount and manner in which we were applying VAT to our UK Mobility business since our business model change in March 2022, which resulted in an assessment of £386 million (approximately $487 million). In the UK, in order to dispute the HMRC VAT assessment in tax court, taxpayers are required to pay the assessment up-front to access the court system and, if they are successful in their dispute, the payment is returned to the taxpayer. In July 2023 we paid the assessment in order to proceed with our dispute in the UK tax court, the payment of which will impact our Q3 2023 operating cash flows and have no impact on our income statement.

Webcast and conference call information
A live audio webcast of our second quarter ended June 30, 2023 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on August 1, 2023 at 5:00 AM (PT) / 8:00 AM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and Twitter accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 42 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers and the impact of the global economy, including rising inflation and interest rates. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2022	As of June 30, 2023
Assets
Cash and cash equivalents	$4,208	$4,995
Short-term investments	103	538
Restricted cash and cash equivalents	680	909
Accounts receivable, net	2,779	2,576
Prepaid expenses and other current assets	1,479	1,646
Total current assets	9,249	10,664
Restricted cash and cash equivalents	1,789	2,556
Restricted investments	1,614	1,808
Investments	4,401	5,108
Equity method investments	870	59
Property and equipment, net	2,082	2,116
Operating lease right-of-use assets	1,449	1,295
Intangible assets, net	1,874	1,607
Goodwill	8,263	8,151
Other assets	518	704
Total assets	$32,109	$34,068
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$728	$694
Short-term insurance reserves	1,692	1,729
Operating lease liabilities, current	201	179
Accrued and other current liabilities	6,232	6,033
Total current liabilities	8,853	8,635
Long-term insurance reserves	3,028	3,931
Long-term debt, net of current portion	9,265	9,255
Operating lease liabilities, non-current	1,673	1,597
Other long-term liabilities	786	822
Total liabilities	23,605	24,240

Redeemable non-controlling interests	430	408
Equity
Common stock	—	—
Additional paid-in capital	40,550	41,637
Accumulated other comprehensive loss	(443)	(443)
Accumulated deficit	(32,767)	(32,530)
Total Uber Technologies, Inc. stockholders' equity	7,340	8,664
Non-redeemable non-controlling interests	734	756
Total equity	8,074	9,420
Total liabilities, redeemable non-controlling interests and equity	$32,109	$34,068

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2023	2022	2023
Revenue	$8,073	$9,230	$14,927	$18,053
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	5,153	5,515	9,179	10,774
Operations and support	617	664	1,191	1,304
Sales and marketing	1,218	1,218	2,481	2,480
Research and development	704	808	1,291	1,583
General and administrative	851	491	1,483	1,433
Depreciation and amortization	243	208	497	415
Total costs and expenses	8,786	8,904	16,122	17,989
Income (loss) from operations	(713)	326	(1,195)	64
Interest expense	(139)	(144)	(268)	(312)
Other income (expense), net	(1,704)	273	(7,261)	565
Income (loss) before income taxes and income from equity method investments	(2,556)	455	(8,724)	317
Provision for (benefit from) income taxes	77	65	(155)	120
Income from equity method investments	17	4	35	40
Net income (loss) including non-controlling interests	(2,616)	394	(8,534)	237
Less: net income (loss) attributable to non-controlling interests, net of tax	(15)	—	(4)	—
Net income (loss) attributable to Uber Technologies, Inc.	$(2,601)	$394	$(8,530)	$237
Net income (loss) per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(1.32)	$0.19	$(4.36)	$0.12
Diluted	$(1.33)	$0.18	$(4.37)	$0.10
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	1,964,304	2,026,813	1,957,127	2,018,233
Diluted	1,968,882	2,079,265	1,960,871	2,066,260

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2023	2022	2023
Cash flows from operating activities
Net income (loss) including non-controlling interests	$(2,616)	$394	$(8,534)	$237
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	243	208	497	415
Bad debt expense	33	24	51	44
Stock-based compensation	470	504	829	974
Deferred income taxes	14	6	(267)	16
Income from equity method investments, net	(17)	(4)	(35)	(40)
Unrealized (gain) loss on debt and equity securities, net	1,677	(386)	7,247	(706)
Loss from sale of investment	—	74	—	74
Impairments of goodwill, long-lived assets and other assets	2	11	15	78
Impairment of equity method investment	—	—	182	—
Revaluation of MLU B.V. call option	11	—	(170)	—
Unrealized foreign currency transactions	25	2	10	85
Other	(7)	6	(2)	10
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(103)	(13)	(129)	155
Prepaid expenses and other assets	78	(114)	58	(233)
Operating lease right-of-use assets	53	42	95	94
Accounts payable	(53)	(19)	(45)	(26)
Accrued insurance reserves	192	588	326	938
Accrued expenses and other liabilities	486	(87)	414	(229)
Operating lease liabilities	(49)	(46)	(88)	(90)
Net cash provided by operating activities	439	1,190	454	1,796
Cash flows from investing activities
Purchases of property and equipment	(57)	(50)	(119)	(107)
Purchases of non-marketable equity securities	(1)	—	(14)	—
Purchases of marketable securities	—	(1,361)	—	(2,207)
Proceeds from maturities and sales of marketable securities	—	1,127	—	1,627
Proceeds from sale of equity method investment	—	703	—	703
Acquisition of businesses, net of cash acquired	—	—	(59)	—
Other investing activities	4	(11)	3	(7)
Net cash provided by (used in) investing activities	(54)	408	(189)	9
Cash flows from financing activities
Issuance of term loans and notes, net of issuance costs	—	—	—	1,121
Principal repayment on term loan and notes	—	(7)	—	(1,144)
Principal payments on finance leases	(46)	(42)	(108)	(82)
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	59	85	59	85
Other financing activities	(8)	6	(59)	(45)
Net cash provided by (used in) financing activities	5	42	(108)	(65)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(118)	27	(98)	43
Net increase in cash and cash equivalents, and restricted cash and cash equivalents	272	1,667	59	1,783
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	7,592	6,793	7,805	6,677
End of period	$7,864	$8,460	$7,864	$8,460

Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2023	2022	2023

	(Unaudited)
Interest income	$17	$107	$28	$194
Foreign currency exchange gains (losses), net	(38)	1	(28)	(93)
Unrealized gain (loss) on debt and equity securities, net (1)	(1,677)	386	(7,247)	706
Impairment of equity method investment (2)	—	—	(182)	—
Revaluation of MLU B.V. call option (3)	(11)	—	170	—
Loss from sale of investment (4)	—	(74)	—	(74)
Other, net	5	(147)	(2)	(168)
Other income (expense), net	$(1,704)	$273	$(7,261)	$565
(1) During the three and six months ended June 30, 2022, unrealized gain (loss) on debt and equity securities, net primarily represents changes in the fair value of our equity securities: including a $1.1 billion and $2.8 billion unrealized loss on our Aurora investments, respectively; a $520 million and $2.5 billion unrealized loss on our Grab investment, respectively; a $245 million and $707 million loss in fair value on our Zomato investment, respectively; and a $1.4 billion loss on our Didi investment in the first quarter of 2022, partially offset by a $259 million gain on our Didi investment in the second quarter of 2022.
During the three and six months ended June 30, 2023, unrealized gain on debt and equity securities, net primarily represents changes in the fair value of our equity securities: primarily due to $466 million and $521 million unrealized gain on our Aurora investment, respectively; a $151 million and $177 million unrealized gain on our Joby investment, respectively; a $225 million and $113 million unrealized gain on our Grab investment, respectively; partially offset by a $461 million and $104 million unrealized loss on our Didi investment, respectively.
(2) During the six months ended June 30, 2022, impairment of equity method investment represents a $182 million impairment loss recorded on our MLU B.V. equity method investment.
(3) During the six months ended June 30, 2022, revaluation of MLU B.V. call option represents a $170 million net gain for the change in fair value of the call option granted to Yandex (“MLU B.V. Call Option”).
(4) During the three and six months ended June 30, 2023, loss from sale of investment represents an immaterial loss recognized on the sale of our remaining 29% equity interest in MLU B.V. to Yandex, for $703 million in cash. After this transaction, we no longer have an equity interest in MLU B.V.

Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2023	2022	2023

	(Unaudited)
Operations and support	$40	$45	$73	$83
Sales and marketing	28	26	50	50
Research and development	277	317	473	607
General and administrative	125	116	233	234
Total	$470	$504	$829	$974
Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
Adjusted EBITDA margin. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings. We define incremental margin as the change in Adjusted EBITDA between periods divided by the change in Gross Bookings between periods.
Aggregate Driver and Courier Earnings. Aggregate Driver and Courier Earnings refers to fares (net of Uber service fee, taxes and tolls), tips, Driver incentives and Driver benefits.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively. These are generally included in aggregate Drivers and Couriers earnings.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue or cost of revenue, exclusive of depreciation and amortization. These incentives are generally included in aggregate Drivers and Couriers earnings.
Free cash flow. Free cash flow is a Non-GAAP measure. We define free cash flow as net cash flows from operating activities less capital expenditures.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives and Freight Revenue. Gross Bookings do not include tips earned by Drivers. Gross Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.
Take Rate. We define Take Rate as revenue as a percentage of Gross Bookings.

Trips. We define Trips as the number of completed consumer Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip. We believe that Trips are a useful metric to measure the scale and usage of our platform.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), income (loss) from operations, and other results under GAAP, we use: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; and unrealized gain (loss) on debt and equity securities, net; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Free Cash Flow
We define free cash flow as net cash flows from operating activities less capital expenditures.

Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance.
Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2023	2022	2023
Adjusted EBITDA reconciliation:
Net income (loss) attributable to Uber Technologies, Inc.	$(2,601)	$394	$(8,530)	$237
Add (deduct):
Net income (loss) attributable to non-controlling interests, net of tax	(15)	—	(4)	—
Provision for (benefit from) income taxes	77	65	(155)	120
Income from equity method investments	(17)	(4)	(35)	(40)
Interest expense	139	144	268	312
Other (income) expense, net	1,704	(273)	7,261	(565)
Depreciation and amortization	243	208	497	415
Stock-based compensation expense	470	504	829	974
Legal, tax, and regulatory reserve changes and settlements	368	(155)	368	95
Goodwill and asset impairments/loss on sale of assets	4	16	17	83
Acquisition, financing and divestitures related expenses	6	10	20	18
COVID-19 response initiatives	—	—	1	—
(Gain) loss on lease arrangement, net	—	(2)	7	(3)
Restructuring and related charges	—	9	2	31
Mass arbitration fees, net	(14)	—	(14)	—
Adjusted EBITDA	$364	$916	$532	$1,677
Free Cash Flow
The following table presents reconciliations of free cash flow to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2023	2022	2023
Free cash flow reconciliation:
Net cash provided by operating activities	$439	$1,190	$454	$1,796
Purchases of property and equipment	(57)	(50)	(119)	(107)
Free cash flow	$382	$1,140	$335	$1,689

Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended
(In millions)	June 30, 2022	March 31, 2023	June 30, 2023
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$5,153	$5,259	$5,515
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$5,153	$5,259	$5,515

	Three Months Ended
(In millions)	June 30, 2022	March 31, 2023	June 30, 2023
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$617	$640	$664
Restructuring and related charges	—	(8)	(1)
Acquisition, financing and divestitures related expenses	—	(3)	(3)
Gain (loss) on lease arrangements, net	—	—	1
Stock-based compensation expense	(40)	(38)	(45)
Non-GAAP Operations and support	$577	$591	$616

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$1,218	$1,262	$1,218
Restructuring and related charges	—	(1)	—
Stock-based compensation expense	(28)	(24)	(26)
Non-GAAP Sales and marketing	$1,190	$1,237	$1,192

Non-GAAP Research and development reconciliation:
GAAP Research and development	$704	$775	$808
Restructuring and related charges	—	(11)	(3)
Stock-based compensation expense	(277)	(290)	(317)
Non-GAAP Research and development	$427	$474	$488

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$851	$942	$491
Legal, tax, and regulatory reserve changes and settlements	(271)	(250)	155
Goodwill and asset impairments/loss on sale of assets	(4)	(67)	(16)
Restructuring and related charges	—	(2)	(5)
Acquisition, financing and divestitures related expenses	(6)	(5)	(7)
Gain (loss) on lease arrangements, net	—	1	1
Mass arbitration fees, net	14	—	—
Stock-based compensation expense	(125)	(118)	(116)
Non-GAAP General and administrative	$459	$501	$503